Exhibit 2.2

SCR-SIBELCO NV

UNIMIN CORPORATION

and

SIBELCO NORTH AMERICA, INC.

BUSINESS CONTRIBUTION AGREEMENT

Dated as of May 31, 2018

i

ii

Section 6.13	Counterparts	24

Exhibits

EXHIBIT A – FORM OF REDEMPTION AGREEMENT

iii

BUSINESS CONTRIBUTION AGREEMENT

This BUSINESS CONTRIBUTION AGREEMENT (this Agreement), dated as of May 31, 2018 by and between SCR-SIBELCO NV, a Belgian public company (Sibelco), UNIMIN CORPORATION, a Delaware corporation and wholly-owned subsidiary of Sibelco (the Transferor) and Sibelco North America, Inc., a Delaware corporation and wholly owned subsidiary of Transferor (the Transferee). Sibelco, the Transferor and the Transferee are each referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, the Transferor and Sibelco have entered into an agreement and plan of merger, dated as of December 11, 2017 (the Merger Agreement) with Bison Merger Sub, Inc. (Merger Sub), Bison Merger Sub I, LLC (Merger Sub LLC) and Fairmount Santrol Holdings Inc. (the Company), pursuant to which Sibelco, the Transferor, Merger Sub, Merger Sub LLC and the Company will effect: (i) a business combination through the merger of Merger Sub with and into the Company (the Merger), with the Company surviving as a wholly-owned subsidiary of the Transferor; and (ii) a further business combination through the second merger of the Company with and into Merger Sub LLC (the Second Merger and, together with the Merger, the Mergers) immediately following the consummation of the Merger, with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of the Transferor;

WHEREAS, in connection with the consummation of the Mergers, the Transferor and the Transferee desire to enter into this Agreement pursuant to which the Transferor will convey and contribute certain assets to the Transferee solely in exchange for 999 shares of common stock, par value $0.01 per share, of the Transferee (the Shares) and the assumption of certain liabilities relating to such assets, on the terms and subject to the conditions set forth in this Agreement (the Contribution);

WHEREAS, prior to the time the Mergers become effective pursuant to the Merger Agreement (the Effective Time), after the Contribution, the Transferor will distribute 100% of the issued and outstanding common stock of Transferee solely in exchange for 169,550 shares of common stock, par value $1.00 per share, of the Transferor (Transferor Common Stock) held by Sibelco, on the terms and subject to the conditions set forth in this Agreement (the Redemption); and

WHEREAS, the Transferor and the Transferee intend that the Contribution and Redemption qualify as a tax-free transaction pursuant to Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code of 1986, as amended (the Code).

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For purposes of this Agreement:

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act; provided, however, that none of the Transferor or any of its wholly owned Subsidiaries, on the one hand, shall be considered an Affiliate of Sibelco or the Transferee or any of their respective wholly owned Subsidiaries, on the other hand.

Agreement has the meaning set forth in the Preamble.

Applicable Law means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Authority.

Assignment has the meaning set forth in Section 2.2.

Assumed Indebtedness means Indebtedness under instruments evidencing Indebtedness that are primarily related to the Business or the Transferred Assets;

Assumed Liabilities means all Liabilities of the Transferor to the extent relating to the Business or the Transferred Assets, whether arising on, prior to or following the Closing Date, including the following, but expressly excluding the Excluded Liabilities:

(a) all Liabilities for accounts payable to the extent relating to the Business or the Transferred Assets, other than any Liabilities for non-trade accounts payable between the Transferor, on the one hand, and any member of the Transferor Group, on the other hand;

(b) all Liabilities of the Transferor arising under the Transferred Contracts and the Permits included in the Transferred Assets;

(c) all Assumed Indebtedness;

(d) all Liabilities, whether arising prior to, on or following the Closing Date, relating to the employment and termination of employment of (i) Transferred Employees and (ii) any employee providing services to the Business who ceased to be an employee of Transferor on or after July 1, 2017; and

(e) all HPQ Co Tax Obligations (as defined in the Tax Matters Agreement).

Business means the global high purity quartz mining and production business of the Transferor, which includes the production of co-products generated by the high purity quartz mining and production including mica, feldspar and hydrofluorosilicic acid.

Business Day means a day, other than a Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in Brussels, Belgium New Canaan, Connecticut or New York City, New York.

Closing has the meaning set forth in Section 2.4.

Closing Date has the meaning set forth in Section 2.4.

Code has the meaning set forth in the Recitals.

Contract means any binding contract, agreement, instrument, lease, license or commitment.

Effective Time has the meaning set forth in the Recitals.

Encumbrance means any charge, security interest, pledge, condition, equitable interest, hypothecation, mortgage, lien (statutory or other), option, conditional sale or other title retention agreement, encumbrance, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Excluded Assets means all assets, rights and properties, of any kind of nature, of the Transferor and its Affiliates other than the Transferred Assets, including:

(a) all Real Property of the Transferor other than the Transferred Facilities;

(b) all machinery, equipment, furniture and other items of tangible personal property of the Transferor not located at the Transferred Facilities or otherwise used in connection with the Business;

(c) all Intellectual Property rights of the Transferor other than the Transferred Intellectual Property;

(d) all rights under all Contracts of the Transferor, other than the Transferred Contracts;

(e) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Transferor, other than the Transferred Cash;

(f) any non-trade intercompany notes and accounts receivable between the Transferor, on the one hand, and any member of the Transferor Group, on the other hand;

(g) all minute books, records, stock ledgers and Tax records of the Transferor, and all other records that the Transferor is required by Applicable Law to retain;

(h) the shares of the capital stock of any member of the Transferor Group and all of any Transferor Group member’s ownership interest in any Person;

(i) all insurance policies, binders and claims and rights thereunder and proceeds thereof;

(j) all Tax Returns of the Transferor;

(k) all rights in connection with and assets of any Transferor Plan;

(l) all rights arising under any Excluded Liability; and

(m) all rights of the Transferor under this Agreement.

Notwithstanding clause (g) and (j) above, the Transferor shall provide the Transferee with copies of, or access to, all Tax Returns, Tax records and other materials to the extent required under the Tax Matters Agreement.

Excluded Liabilities means:

(a) all intercompany Liabilities for trade accounts payable or other amounts due and owing between the Transferor, on the one hand, and any member of the Transferor Group, on the other hand;

(b) except as otherwise expressly provided in ARTICLE 3 hereof, all Liabilities arising in connection with any Transferor Plan;

(c) all Liabilities for Indebtedness, other than the Assumed Indebtedness;

(d) all Liabilities arising under or related to all Contracts, other than Transferred Contracts; and

(e) all other Liabilities of the Transferor other than the Assumed Liabilities.

Fair Market Value means the value of any Transferred Asset or Assumed Liability, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, conveyance of operatorship associated with any specified interest or property or a control premium.

Governmental Authority means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational or supra-national organization exercising judicial, legislative or regulatory power, including the European Commission, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, fiscal, legislative, police, regulatory or taxing power of any nature of any federal, state, local, municipal, foreign or other government, in each case, anywhere throughout the world.

Indebtedness means, without duplication: (i) the outstanding principal amount and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations), under any obligations (A) for borrowed money; or (B) evidenced by notes, bonds, debentures or similar instruments; (ii) all payment obligations under any interest rate, currency, swap, caps, collars or other hedging agreements; (iii) any lease obligation that is properly characterized as a capitalized lease under U.S. GAAP, to the extent of the amount so characterized; (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (v) all “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) all obligations in respect of accrued or declared but unpaid dividends or other distributions; (viii) all obligations (contingent or otherwise), under any letters of credit, performance bonds, surety bonds, corporate guarantees or similar instruments under which advances or other amounts have been drawn; and (ix) the amount of any guaranty of each of the foregoing and all accrued interest in respect of each of the foregoing.

Intellectual Property means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Applicable Law: (i) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (ii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iii) all registered or unregistered words, devices or symbols that serve as or are capable of serving as an indication of source when used in connection with goods, services or the Business, including trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, assumed fictional business names, Internet domain names and registrations and applications for registration of any of the foregoing, including extensions and renewals, together with all translations, adaptations, derivations, and combinations thereof and the goodwill associated therewith; (iv) copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (v) all design rights, inventions (whether patentable or unpatentable and whether or not reduced to practice); (vi) trade secrets and know-how, technology, technical data, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vii) all Software, firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (viii) all databases and data collections; and (ix) all other intellectual property and proprietary rights, whether registered or unregistered, existing now or in the future in any part of the world. For purposes of this definition, the term registered includes registrations, applications for registration, intent-to-use applications or other registrations or applications related to trademarks, copyrights and any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

Liability means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

Losses means Liabilities, including all reasonable legal costs and expenses relating thereto.

Merger Agreement has the meaning set forth in the Recitals.

Mineral Rights mean all mineral rights, surface and subsurface rights, water rights and rights in water, rights of way, licenses, easements, ingress, egress and access rights, and all other rights and interests granting the Transferor or one or more of its Subsidiaries the rights and ability to mine, extract, remove, process, transport and market the minerals produced by the Business, in the ordinary course thereof.

Party has the meaning set forth in the Preamble.

Pension Plan has the meaning set forth in Section 3.13.

Permit means all permits, licenses, certificates or other authorizations or consents of a Governmental Authority.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Proceeding means any action, bid protest, arbitration, litigation, suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private), demand or order, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Real Property means all land, together with all buildings, structures, improvements and fixtures located thereon and all easements, rights of way, and appurtenances relating thereto.

Redemption has the meaning set forth in the Recitals.

Redemption Agreement has the meaning set forth in Section 2.6.

Securities Act means the United States Securities Act of 1933, as amended.

Shares has the meaning set forth in the Recitals.

Sibelco has the meaning set forth in the Recitals.

Software means computer software, including all source code and object code versions thereof and any documentation related thereto.

Subsidiary of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person.

Tax and Taxes means (a) any income, capital gain or loss, franchise, profits, gross receipts, ad valorem, net worth, transfer, VAT, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum, unclaimed property, escheat or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any taxing authority or other Governmental Authority and (b) any interest, fines, penalties or additions imposed with respect thereto.

Tax Matters Agreement means the agreement with respect to Taxes that Transferor and Transferee are entering into concurrently with the execution and delivery of this Agreement.

Tax Return means any return or report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar return, report, statement, declaration, or document required to be filed under the Code or other Applicable Law, including any attachments, schedules, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

Transfer Documents means, collectively, such deeds, bills of sale, invoices, assignments, patent rights assignments, assumptions (including assignment and assumption agreements), affidavits and other instruments of sale, conveyance, transfer and assignment between the Transferor and the Transferee as may be necessary under Applicable Law to consummate the transactions contemplated by this Agreement.

Transferee has the meaning set forth in the Preamble.

Transferee Indemnified Parties has the meaning set forth in Section 4.1.

Transferor has the meaning set forth in the Preamble.

Transferor Common Stock has the meaning set forth in the Recitals.

Transferor Group means the Transferor and its controlled Affiliates.

Transferor Indemnified Parties has the meaning set forth in Section 4.2.

Transferor Plan means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) whether or not subject to ERISA) and any other plan, Contract, arrangement, policy, fund or program (whether written or unwritten, insured or self-insured) involving direct or indirect compensation, including insurance coverage, severance benefits, health or welfare benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of equity- and cash-based incentive compensation or post-retirement compensation (i) sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Transferor for the benefit of any of the Transferred Employees or their beneficiary, or (ii) with respect to which the Transferor could reasonably be expected to have any Liabilities on behalf of any such Transferred Employee or beneficiary; provided that any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Transferor Plan.”

Transferred Assets means all of the Transferor’s or its applicable Subsidiaries’ right, title and interest in and to the following (and only the following) assets, rights and properties:

(a) the Real Property owned or leased by the Transferor set forth in Schedule 1.1(c) (the Transferred Facilities), including any Mineral Rights appurtenant thereto;

(b) all machinery, equipment, vehicles, spare parts, furniture and other items of tangible personal property, including personal computers and telephones, located, or used exclusively, at the Transferred Facilities or exclusively used by or assigned to the Transferred Employees;

(c) all inventory, including all finished inventory, work in process and raw materials, of the Business as of the Closing Date located at the Transferred Facilities or in transit to or from the Transferred Facilities;

(d) all of the rights of the Transferor or its applicable Subsidiary under the Contracts set forth in Schedule 1.1(e) or otherwise exclusively related to the Business (the Transferred Contracts);

(e) all notes and accounts receivable arising exclusively from the Business, but excluding any non-trade related intercompany notes and accounts receivable between the Transferor, on the one hand, and any member of the Transferor Group, on the other hand;

(f) an amount in cash equal to $94,000 per day for each day during the period from and including July 1, 2017 until the Closing Date (the Transferred Cash);

(g) to the extent transferable under Applicable Law, all Permits held by the Transferor set forth in Schedule 1.1(f) or exclusively related to the Business;

(h) all Intellectual Property rights held by the Transferor or its applicable Subsidiary as set forth in Schedule 1.1(g) or otherwise exclusively related to, or used or licensed exclusively in connection with, the Business (the Transferred Intellectual Property);

(i) to the extent transferable under Applicable Law, all books and records exclusively used in or exclusively relating to the Business, including all advertising materials, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production reports, personnel and employment records, and financial and accounting records exclusively used in or exclusively relating to the Business, other than (i) the corporate books and records of the Transferor, and, for the avoidance of doubt, (ii) all Tax Returns and other Tax records described in clauses (g) and (j) of the definition of Excluded Assets;

(j) all rights under confidentiality agreements to the extent relating to the Business;

(k) other than the Excluded Assets, all claims, rights, credits, causes of action, defenses, rights of set-off against third parties and rights to indemnification relating to or arising from any of the Transferred Assets or Assumed Liabilities, including unliquidated rights under warranties; and

(l) other than the Excluded Assets, all other assets, rights and properties, wherever located, real, personal or mixed, tangible or intangible, whether owned, leased or licensed, that are exclusively used in connection with the Business.

Transferred Cash has the meaning set forth in the definition of Transferred Assets.

Transferred Contracts has the meaning set forth in the definition of Transferred Assets.

Transferred Employee means all employees of the Transferor set forth on Schedule 1.1(h).

Transferred Intellectual Property has the meaning set forth in the definition of Transferred Assets.

U.S. Dollars or U.S.$ means the lawful currency of the United States of America.

VAT means value added tax as provided for in the European Council Directive 2006/112/EC (or as implemented by a member state of the European Union), goods and services Tax or any other Tax of a similar nature.

Section 1.2 Construction. In this Agreement, unless expressly provided otherwise: the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(e) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(g) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles, Sections of, Exhibits and Schedules and Annexes to, this Agreement;

(h) the headings, captions and table of contents for this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement;

(i) references to sums of money are expressed in the lawful currency of the United States of America, and “$”, “US$” and “Dollars” refer to U.S. Dollars; and

(j) if any period referred to herein expires on a day which is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day which is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day.

ARTICLE 2

THE TRANSACTION

Section 2.1 Contribution of Transferred Assets. The Transferor hereby transfers and contributes the Transferred Assets to the Transferee and the Transferee hereby accepts the Transferred Assets from the Transferor, in each case on an as-is, where-is basis and subject to any Encumbrances that may exist thereon.

Section 2.2 Assumption of Assumed Liabilities. The Transferor hereby assigns and transfers (collectively, the Assignment) to the Transferee the Assumed Liabilities. The Transferee hereby accepts the Assignment and assumes and agrees to pay or otherwise perform or discharge, when due, all of the Assumed Liabilities.

Section 2.3 Value of Capital Contribution. The Transferred Assets are contributed to, and the Assumed Liabilities are assumed from, the Transferee at their Fair Market Value.

Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the Closing) will be deemed to take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, New York, NY 10022, at 10:00 a.m. on the date hereof. The date on which the Closing occurs is referred to in this Agreement as the Closing Date.

Section 2.5 Share Issuance. Upon the terms and subject to the conditions set forth herein, the Transferee agrees to issue, transfer and deliver to the Transferor, and the Transferor hereby agrees to accept and acquire from the Transferee, the Shares at the Closing, free and clear of all Encumbrances (other than restrictions on transfer imposed by state and federal securities laws). The closing of the transactions provided for in Section 2 hereof shall take place on the date hereof and shall be effected by delivery to the Transferor of a certificate representing the Shares.

Section 2.6 Redemption. Prior to the Effective Time, the Transferor shall enter into a redemption agreement with Sibelco in the form attached hereto as Exhibit A (the Redemption Agreement), pursuant to which, among other things, after the Contribution, the Transferor will distribute the 100% of the issued and outstanding common stock of Transferee solely in exchange for 169,550 shares of Transferor Common Stock held by Sibelco, on the terms and subject to the conditions set forth in the Redemption Agreement.

Section 2.7 Consents.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Transferred Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the consent of a third party would (i) constitute a breach or other contravention of any Applicable Law or the rights of such third party, (ii) be ineffective with respect to any party to a Contract concerning such Transferred Asset or (iii) upon transfer, in any way adversely affect the rights of the Transferee under such Transferred Asset. If the sale, conveyance, assignment, transfer or delivery by the Transferor to the Transferee of any interest in, or assumption by the Transferee of any liabilities or obligations under, any Transferred Asset requires the consent of a third party, or, with respect to Transferred Contracts, a novation approved by the relevant Governmental Authority or consent of the Contract counterparty, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such consent or novation being obtained. Without limiting Section 2.7(b), if any Transferred Asset may not be assigned to the Transferee by reason of the absence of any such consent, the Transferee will not be required to assume any Assumed Liability arising under such Transferred Asset.

(b) If any consent in respect of an Transferred Asset has not been obtained on or before the Closing Date, the Transferor will continue to use all commercially reasonable efforts to obtain such consent as promptly as practicable after the Closing until such time as such consent has been obtained and to cooperate in any lawful and reasonable arrangement which will provide the Transferee the benefits including any indemnities of any such Transferred Asset. Once a consent for the sale, conveyance, assignment, assumption, transfer and delivery of an Transferred Asset is obtained, the Transferor will promptly assign, transfer, convey and deliver such Transferred Asset to the Transferee, and the Transferee will assume the obligations under such Transferred Asset assigned to it from and after the date of assignment to the Transferee. If and when such consents are obtained or such other required actions have been taken, the transfer of such Transferred Asset will be effected in accordance with the terms of this Agreement.

(c) The Transferor will hold in trust for and pay to the Transferee as promptly as practicable upon receipt thereof all income, proceeds and other monies received by the Transferor or any member of the Transferor Group in connection with its use of any asset, claim, right or benefit (net of any Taxes, reduced by any deductions available in connection therewith, and any other costs imposed upon the Transferor Group) in connection with the arrangements under this Section 2.7. The Transferee will promptly provide to the Transferor whatever cooperation is required or reasonably requested for the Transferor to meet its obligations on a timely basis under any Contract or in relation to any such asset, claim, right or benefit.

(d) The failure by the Transferor or the Transferee, as applicable, to obtain any required consent in respect of any Transferred Asset on or before the Closing Date will not relieve any Party from its obligation to consummate the transactions contemplated by this Agreement at the Closing.

ARTICLE 3

EMPLOYEE MATTERS

Section 3.1 Transfer by the Transferor. As soon as practicable after the date of this Agreement and unless prohibited by law, the Transferor and the Transferee shall cooperate with each other and take such actions as may be necessary to transfer the employment of each Transferred Employee from the Transferor to the Transferee with effect from the Closing Date on terms comparable in the aggregate to each such Transferred Employee’s then existing terms of employment with the Transferor. Notwithstanding anything else contained in this Agreement, any Liability relating to any Transferred Employee who does not accept employment with Transferee shall constitute an Assumed Liability.

Section 3.2 Cooperation of Transferor and Transferee. The Transferor and the Transferee shall use commercially reasonable endeavours to encourage the Transferred Employees to accept the transfer of employment from the Transferor to the Transferee as contemplated by Section 3.1.

Section 3.3 Welfare Plan Matters; Recognition of Service Credit Under Transferor’s Plans; Waiver of Pre-Existing Conditions and Crediting of Deductibles. No later than the Closing Date, the Transferee shall establish or cause to be established, at its own expense, benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for the Transferred Employees. The Transferee shall provide to each Transferred Employee full credit for such Transferred Employee’s service with the Transferor prior to the Closing Date for all purposes, including for purposes of any statutory entitlement in accordance with Applicable Law, severance pay calculations and eligibility, vesting, benefit accruals and determination of the level of benefits (including, for purposes of vacation, severance and retirement benefits), under any benefit plan in which such Transferred Employee participates on or following the Closing Date to the same extent recognized by the Transferor immediately prior to the Closing Date, except that such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits. The Transferee shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply under the Transferor Plans, and (ii) for the plan year in which the Closing Date occurs (or, if later, in the calendar year in which the Transferred Employees and their dependents commence participation in the applicable Transferee welfare plans), the crediting of each Transferred Employee with any co-payments and deductibles paid prior to participation in such welfare plans in satisfying any applicable deductible or out-of-pocket requirements thereunder.

Section 3.4 Employee Records. The Transferor and the Transferee each shall use its commercially reasonable efforts to provide each other such employee records and information as is necessary or appropriate to carry out their obligations under Applicable Law (including, without limitation, any relevant privacy protection laws or regulations in any applicable jurisdictions) or as otherwise contemplated by this Agreement, including, without limitation, for the purposes of administering its employee benefit plans and policies.

Section 3.5 Accrued Salary and Paid Time Off. The Transferee shall assume and honor all accrued and unpaid salary, wages and overtime, and accrued and earned but unused vacation time, sick time and other paid time off benefits for each Transferred Employee as of the Closing Date. To the extent that a Transferred Employee is entitled under any Applicable Law or any policy of the Transferor or its Affiliates to be paid for any such accrued and unpaid salary and overtime or accrued or earned but unused vacation time, sick time and other paid time off benefits as of the Closing Date, Transferee shall discharge the Liability for such payment in respect thereof.

Section 3.6 Accrued Bonuses; Long Term Incentive Plan. The Transferee shall assume and honor all accrued annual bonus compensation in respect of each Transferred Employee as of the Closing Date to the extent not already paid prior to the Closing Date, and pay such annual bonus compensation to the Transferred Employees in a manner consistent with the applicable Transferor annual bonus plan to which the relevant annual bonus accrual relates. In addition, the Transferee shall assume and honor all accrued and unpaid cash incentive awards under the Unimin Corporation Long Term Incentive Plan (Revised May 27, 2014) in respect of the Transferred Employees as of the Closing Date, and shall make payments to Transferred Employees in accordance with the terms of such plan as in effect on the Closing Date (subject to modification of the applicable performance goals as reasonably determined to be necessary in good faith by the Transferee to reflect the transactions contemplated hereunder) and any applicable payment elections previously made by such Transferred Employees.

Section 3.7 Flexible Spending Arrangements. The Transferee agrees to cause a flexible spending and dependent care reimbursement account plan of the Transferee (Transferee’s Flex Plan) to accept a spin-off of the flexible spending and dependent care reimbursement accounts from the Transferor’s flexible spending and dependent care reimbursement account plan (Transferor’s Cafeteria Plan) and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Transferor’s Cafeteria Plan in respect of the flexible spending and dependent care reimbursement accounts that are in effect immediately prior to the Closing Date. As of or as soon as practicable following the Closing Date, the Transferor shall cause to be transferred from the Transferor’s Cafeteria Plan to the Transferee’s Flex Plan the excess of the aggregate accumulated contributions to the flexible spending and dependent care reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs by Transferred Employees over the aggregate reimbursement payouts made prior to the Closing Date for such year from such accounts prior to the Closing Date to the Transferred Employees. If the aggregate reimbursement payouts from the flexible spending and dependent care reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs made to the Transferred Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing Date for such year by the Transferred Employees, Transferee shall cause such excess to be transferred to the Transferor as soon as practicable following the Closing Date. On and after the Closing Date, Transferee shall assume and be solely responsible for all claims for reimbursement by the Transferred Employees under the flexible spending and dependent care reimbursement accounts of Transferor’s Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.

Section 3.8 Tax-Qualified Defined Contribution/Profit Sharing Plans. The Transferee shall take (or cause its Affiliates to take) any and all necessary action to cause the trustee of a tax-qualified defined contribution/profit sharing plan or plans of Transferee or one of its Affiliates, if requested to do so by a Transferred Employee, to accept a direct “rollover” of all or a portion of such Transferred Employee’s account balances (including any outstanding loans) from Transferor’s or its Affiliates’ tax-qualified defined contribution/profit sharing plan or plans, including any such plan that has a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

Section 3.9 Self-Insured Transferor Plan Liabilities. All liabilities arising out of health or disability coverage claims incurred by or on behalf of any Transferred Employee (or his or her covered dependents) under self-insured Transferor Plans shall be reimbursed by the Transferee promptly following receipt of written notice from the Transferor containing the specific financial detail of the applicable claim. Notwithstanding the foregoing, the Transferee’s Liability pursuant to the preceding sentence shall equal the excess of (i) the amount of such claims incurred, over (ii) the aggregate amount of premiums collected or paid from or on behalf of such Transferred Employee for coverage under such self-insured Transferor Plans; provided that the Transferee’s Liability for such claims shall not include any amount of such claims that are paid under any stop-loss insurance policy in force with respect to such Transferor Plan. For purposes of the foregoing, (i) a health claim or Liability is deemed to be incurred upon the rendering of health services giving rise to such claim or Liability, and (ii) a disability claim or Liability is deemed to be incurred upon the date of disability, as determined by the disability benefit claim administrator, giving rise to such claim or Liability.

Section 3.10 Workers’ and Unemployment Compensation. All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Transferred Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest as a result of performing services for the Business shall be assumed by the Transferee and covered by workers’ compensation insurance coverage to be obtained by the Transferee. To the extent that the Transferee is unable to cover any such liabilities under workers’ compensation insurance coverage to be obtained by the Transferee, such liabilities will remain under the worker’s compensation insurance coverage of the Transferor and the Transferee shall, promptly following receipt of written notice from the Transferor containing the specific financial detail of the applicable claim, reimburse the Transferor for any such liabilities to the extent that the payment for such liabilities are subject to a deductible under the applicable Transferor insurance policy or exceed the coverage limits under the applicable Transferor insurance policy or stop-loss coverage. Effective as of the

Closing Date, the Transferee will be responsible for obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers and providing all notices to Transferred Employees required by applicable workers’ compensation laws and establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies

Section 3.11 Company Car Leases. The Transferee shall assume and honor all automobile leases and liabilities thereunder relating to automobiles leased by the Transferor for the benefit of Transferred Employees as of the Closing Date. To the extent that the Transferor is unable to assign, and the Transferee is unable to assume, such automobile leases due to the limitations of the applicable lease Contracts or otherwise, such automobile leases will remain with the Transferor and the Transferee shall, on a monthly basis and promptly following receipt of written notice from the Transferor containing the specific financial detail of the applicable monthly lease Liability, reimburse the Transferor for any such liabilities incurred under such automobile leases.

Section 3.12 Employee Tax Matters. Transferor and its Affiliates and Transferee shall adopt the “alternate procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Transferee, as successor employer, shall provide, as applicable, all required Forms W-2 to all Transferred Employees subject to income Taxes in the United States reflecting all wages paid and Taxes withheld by Transferor or its Affiliate, as the predecessor and Transferee as the successor employer for the entire year in which the Closing Date occurs. In addition, Transferor and its Affiliates and Transferee shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

Section 3.13 Collectively Bargained Employees. The Transferee agrees to take all actions that are legally required to assume each collective bargaining agreement and all liabilities arising on or following the Closing Date thereunder in respect of any Transferred Employees pursuant to each collective bargaining agreement that covers any such Transferred Employees, except that Transferee shall not assume any obligations or liabilities under the pension plan administered and sponsored by Transferor on the date hereof (the Pension Plan). Notwithstanding anything to the contrary in this ARTICLE 3, the Transferee further agrees that the provisions of this ARTICLE 3, except as otherwise provided herein with respect to the Pension Plan, shall be subject to any applicable provisions of any collective bargaining agreement in respect of the Transferred Employees, and to the extent that the provisions of this ARTICLE 3 are inconsistent with or otherwise in conflict with the provisions of any such collective bargaining agreement, the provisions of such collective bargaining agreement shall govern and control. Without limiting the generality of the provisions of Section 3.1, effective as of the Closing, the Transferred Employees covered by any collective bargaining agreement assumed in the manner contemplated hereunder shall cease to be employed by the Transferor and shall become the employees of the Transferee. The Transferor and the Transferee shall cooperate in connection with any required notification to the Transferred Employees, the representatives thereof, the applicable unions or any relevant Governmental Authorities concerning the transactions contemplated hereby and shall take such other reasonable actions as determined in good faith by each of them to be necessary to cause the provisions of this section to apply without limitation to the maximum extent permitted under Applicable Law.

Section 3.14 No Obligation. Nothing contained herein shall be construed as (i) requiring the Transferor or the Transferee to continue any specific employee benefit plan, or (ii) an amendment to any compensation or benefit plan or arrangement for any purpose. The Transferor and the Transferee acknowledge and agree that all provisions contained in this ARTICLE 3 are included for the sole benefit of the Transferor and the Transferee, and that nothing in this Agreement, whether express or implied, will create any third-party beneficiary or other rights (x) in any other person, including any Transferred Employee or any dependent or beneficiary thereof, or (y) to continued employment with the Transferee for any specified period of time following the Closing Date.

ARTICLE 4

INDEMNIFICATION

Section 4.1 Indemnification by the Transferor. Subject to the limitations expressly set forth in this ARTICLE 4, the Transferor shall indemnify, defend and hold harmless the Transferee and its Affiliates and each of its and their directors, officers, employees, shareholders, members, partners, agents, successors and assigns (collectively, the Transferee Indemnified Parties) from and against any and all Losses incurred by the Transferee Indemnified Parties to the extent, directly or indirectly, arising or resulting from any Excluded Asset or Excluded Liability.

Section 4.2 Indemnification by the Transferee. Subject to the limitations expressly set forth in this ARTICLE 4, Sibelco and the Transferee shall indemnify, defend and hold harmless the Transferor and its Affiliates and each of its and their directors, officers, employees, shareholders, members, partners, agents, successors and assigns (collectively, the Transferor Indemnified Parties and, together with the Transferee Indemnified Parties, the Indemnified Parties and, each, an Indemnified Party) from and against any and all Losses incurred by the Transferor Indemnified Parties to the extent, directly or indirectly, arising or resulting from any Transferred Asset or Assumed Liability.

Section 4.3 Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, a Party shall not be liable for any Loss incurred by any other Party:

(a) to the extent that the Liability giving rise to the Loss is attributable to: (i) an action or omission by the Transferee or its Affiliates (other than members of the Transferor Group), or its or their respective officers, directors, employees or agents (in each case to the extent acting in such capacity), after the Closing that is expressly required by this Agreement or at the express written direction of the Transferor or any member of the Transferor Group (or its or their respective officers, directors, employees or agents); (ii) an action or omission by any member of the Transferor Group, or its or their respective officers, directors, employees or agents (in each case to the extent acting in such capacity), after the Closing that is expressly required by this Agreement or at the express written direction of Sibelco or Sibelco’s Affiliates (other than the Transferor Group) (or its or their respective officers, directors, employees or agents); or (iii) a breach by the other Party or its Affiliates (or its or their respective officers, directors, employees or agents) of any obligation under this Agreement; or

(b) for any punitive damages, except to the extent actually required by a Governmental Authority to be paid to a third party.

Section 4.4 Mitigation of Losses. Each Indemnified Party shall, and cause its Affiliates to, use their respective commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring commercially reasonable costs in respect of such indemnifiable Loss.

Section 4.5 Third Party Claims; Notice of Direct Claims.

(a) In order for any Person to be entitled to any indemnification provided for under this ARTICLE 4 in respect of, arising out of or involving a claim made by any Person (other than a Party) against an Indemnified Party (a Third Party Claim), such Indemnified Party must notify the indemnifying Party in writing of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled (at its election) to assume the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party by giving to the Indemnified Party, within twenty (20) days of receipt of a written notice of the Third Party Claim, written notice of its intention to assume the defense of such Third Party Claim. If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the engagement of such separate counsel is consented to by the indemnifying Party in writing or in the reasonable opinion of the Indemnified Party, a conflict or potential conflict exists between such Indemnified Party and the indemnifying Party that would make such separate representation advisable. If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all necessary cooperation in such defense or prosecution, including in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the indemnifying Party or any of its Affiliates). Notwithstanding the foregoing, the indemnifying Party will not have any right to assume the defense of a Third Party Claim where such Third Party Claim (i) seeks injunctive or equitable relief against the Indemnified Party or any of its Affiliates or (ii) involves criminal allegations.

(c) If the indemnifying Party assumes the defense of a Third Party Claim, the indemnifying Party may not settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Indemnified Party will not be required if: (i) the indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any judgment; (ii) such settlement includes a full, complete and unconditional written release of each Indemnified Party from further Liability; (iii) except in any case where court approval is needed of such a settlement, such settlement does not include any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of any Indemnified Party or its Affiliates; and (iv) such settlement does not in any manner involve any injunction or equitable relief against any Indemnified Party or its Affiliates. The Indemnified Party will not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits with prejudice and without costs) arising from, any Third Party Claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d) In the event an Indemnified Party has a claim against an indemnifying Party under Section 4.1 or Section 4.2, as applicable, that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, within twenty (20) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnified Party and the indemnifying Party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying Party of the notice of such claim, negotiate in good faith to resolve the claim, and such Indemnified Party shall not commence proceedings with respect to such claim prior to the end of such period.

Section 4.6 Exclusivity of Remedies. Following the Closing, (i) this ARTICLE 4 shall provide the exclusive remedy of the Transferee for any claim (other than a claim with respect to Taxes) arising out of this Agreement or the transactions contemplated hereby, and (ii) pursuant to ARTICLE 5, the Tax Matters Agreement shall provide the exclusive remedy of the Transferee for any claim with respect to Taxes arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after consummation of the transactions contemplated hereby, to rescind this agreement or any of the transactions contemplated hereby.

Section 4.7 Double Recovery. No Indemnified Party shall be entitled to recover any amount pursuant to any provision of this Agreement in respect of any claim to the extent such Indemnified Party has already recovered that amount in respect of such claim under the same or any other provision of this Agreement or pursuant to any other agreement with any Affiliate of the other Indemnified Party, or to the extent that recovery has already been made under this Agreement in respect of the same subject matter and in the amount of the Loss claimed.

ARTICLE 5

TAXES

All of the Parties’ rights and obligations with respect to Taxes (including liability for Taxes that become due and payable as a result of the transactions contemplated by this Agreement, rights to indemnification and obligations to indemnify for Taxes, preparation and filing of Tax Returns, control of audits, reviews, examinations, and other similar administrative or judicial proceedings relating to Taxes and entitlement to refunds), whether arising on, before, or after the Closing Date, will be governed by the Tax Matters Agreement.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Representations or Warranties. Each Party represents and warrants to the other Parties that it has all requisite corporate or equivalent power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Parties acknowledge and agree that this Agreement is made without any other representation or warranty.

Section 6.2 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, as and when requested by one Party of any other Party, such other Party shall, as promptly as reasonably practicable and at the requesting Party’s expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby and to carry out the purposes of this Agreement and the allocation of Transferred Assets and Excluded Assets, on the one hand, and Assumed Liabilities and Excluded Liabilities, on the other hand, as soon as reasonably practicable.

(b) Without limiting the generality of the foregoing, in the event that the Transferee or the Transferor determines after the Closing that assets of the Transferor constituting Transferred Assets were not transferred to the Transferee at or prior to the Closing, or that any Liabilities of the Transferor constituting Assumed Liabilities were not assumed by the Transferee at or prior to the Closing, in each case, in accordance with this Agreement, it shall notify the other Party and the Parties shall cause such Transferred Assets to be conveyed, assigned or transferred to the Transferee at no additional cost to the Transferee, or shall cause such Assumed Liabilities to be assumed by the Transferee at no cost to the Transferor. In the event that the Transferee or the Transferor determines after the Closing that assets constituting Excluded Assets were erroneously transferred to the Transferee at or prior to the Closing, or that any Liabilities of any member the Transferor constituting Excluded Liabilities were erroneously assumed by the Transferee at or prior to the Closing, it shall notify the other Party and the Parties shall cause such Excluded Assets to be conveyed, assigned or transferred back to the Transferor at no additional cost to the Transferor, or shall cause such Excluded Liabilities to be assumed by the applicable Transferor at no additional cost to the Transferee.

(c) To the extent that, on or after the Closing Date, (i) the Transferor or any Affiliate of the Transferor receives any payment or other amount in respect of any Transferred Asset, any asset of the Transferee or any goods sold, or services provided, by the Transferee, the Transferor shall promptly, but in no event later than ten (10) days after receipt of such payment or other amount, remit such payment or other amount to the Transferee and (ii) the Transferee or any Affiliate of the Transferee receives any payment or other amount in respect of any Excluded Asset, any asset of the Transferor or any goods sold, or services provided, by the Transferor, the Transferee shall promptly, but in no event later than ten (10) days after receipt of such payment or other amount, remit such payment or other amount to the Transferor.

Section 6.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or, if confirmed, faxed or emailed, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Transferee, to:

Sibelco North America, Inc.

c/o SCR-Sibelco NV

Plantin en Moretuslei 1a, 2018 Antwerp

Belgium

Attention: Laurence Boens, Group Legal Counsel

Email: laurence.boens@sibelco.com

Facsimile: +32 3 223 67 00;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

(b)	if to Sibelco, to:

SCR-Sibelco NV

Plantin en Moretuslei 1a, 2018 Antwerp

Belgium

Attention: Laurence Boens, Group Legal Counsel

Facsimile: +32 3 223 67 00

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

(c)	if to the Transferor to:

Unimin Corporation

258 Elm Street,

New Canaan, CT 06840

United States of America

Attention: General Counsel

Facsimile: +1 (203) 966-1977

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

and

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Attention: James P. Dougherty

Email: jpdougherty@jonesday.com

Attention: Benjamin L. Stulberg

Email: blstulberg@jonesday.com

Facsimile: +1 (216) 579 0212

Section 6.4 Amendment and Waivers. This Agreement may not be amended or modified prior to the Effective Time (or the earlier termination of the Merger Agreement in accordance with its terms), or, except by an instrument in writing, consented to in writing by each of the Parties (and subject to approval by the Board of Directors of the Transferor (acting pursuant to Section 2.3(a)(iii) of the Stockholders Agreement of the Transferor)), thereafter. Each Party may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement, or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement provided that (i) any such extension or waiver by a Party will be valid only if set forth in a written document signed on behalf of the Party against whom such extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; (iii) no failure or delay by a Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy; and (iv) after the Effective Time, the Transferor may only, in the case of each of clauses (a), (b) and (c), act pursuant to Section 2.3(a)(iii) of the Stockholders Agreement of the Transferor.

Section 6.5 Entire Agreement. This Agreement (including the Schedules hereto and, solely to the extent referenced herein, the Merger Agreement) and the Tax Matters Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether oral or written) relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

Section 6.6 Assignment, Successors and Third Party Rights. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

Section 6.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 6.8 Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 6.9 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Transferor.

Section 6.10 Governing Law. This Agreement and all actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof

Section 6.11 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to Section 6.10 above, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 6.12 Jurisdiction; Waiver of Jury Trial.

(a) In any Action between the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or any federal court sitting in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or any federal court sitting in the State of Delaware and appellate courts thereof. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.12 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.3. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic transmission) to the other Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SCR-SIBELCO NV

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Member of Executive Committee

SCR-SIBELCO NV

By:	/s/ Laurence Boens
Name:	Laurence Boens
Title:	Member of Executive Committee

UNIMIN CORPORATION

By:	/s/ Campbell Jones
Name:	Campbell Jones
Title:	President and Chief Executive Officer

SIBELCO NORTH AMERICA, INC.

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Chief Executive Officer

Signature Page to Business Contribution Agreement